ADVANCING NOTE
				(this "Note")

$60,000,000.00			           Houston, Texas			              September 9, 1999

On the dates hereinafter prescribed, for value received, MALLON RESOURCES CORPORATION and MALLON OIL COMPANY, both corporations organized and existing under the laws of the State of Colorado (collectively, hereinafter called "Borrower"), unconditionally promise to pay to the order of AQUILA ENERGY CAPITAL CORPORATION, a corporation organized and existing under the laws of the State of Delaware (hereinafter called "Lender"), as provided for in that certain Credit Agreement, by and between Borrower and Lender dated of even date herewith (the "Credit Agreement"): (i) the principal amount of SIXTY MILLION AND NO/100 DOLLARS ($60,000,000.00) or the principal amount advanced pursuant to the terms of the Credit Agreement (including, but not limited to, amounts advanced under Sections 2.1 and 8.4 thereof) and remaining unpaid as of the date of maturity hereof, whether by acceleration or otherwise, whichever may be the lesser, and
(ii) interest on the principal balance from time to time advanced and remaining unpaid from the date of the advance until maturity at a rate of interest equal to the lesser of (a) the Interest Rate (as hereinafter defined), or (b) the Maximum Rate (as hereinafter defined). Any increase or decrease in interest rate resulting from a change in the Maximum Rate shall be effective immediately when such change becomes effective, without notice to Borrower, unless Applicable Law (as hereinafter defined) requires that such increase or decrease not be effective until a later time, in which event such increase or decrease shall be effective at the earliest time permitted under the provisions of such law.

Notwithstanding the foregoing, if during any period the Interest Rate exceeds the Maximum Rate, the rate of interest in effect on this Note shall be limited to the Maximum Rate during each such period, but at all times thereafter the rate of interest in effect on this Note shall be the Maximum Rate until the total amount of interest accrued on this Note equals the total amount of interest which would have accrued hereon if the Interest Rate had at all times been in effect.

All payments on this Note shall be applied as provided in Section 2.5 of the Credit Agreement.

This Note is an advancing credit note and it is contemplated that by reason of prepayments hereon there may be times when no indebtedness is owing hereunder; but notwithstanding such occurrence, this Note shall remain valid and in full force and effect as to each principal advance made hereunder subsequent to each such occurrence.


To the extent federal law of the United States of America permits Lender to contract for, charge or receive a greater amount of interest, Lender will rely on such federal law instead of the Texas Finance Code for the purpose of determining the Maximum Rate. Additionally, to the maximum extent permitted by Applicable Law now or hereafter in effect, Lender may, at its option and from time to time, implement any other method of computing the Maximum Rate under the Texas Finance Code or under other Applicable Law, by giving notice, if required, to Borrower as provided by Applicable Law now or hereafter in effect. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents (as defined in the Credit Agreement), it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Note. To the extent that Chapter 303 of the Texas Finance Code is applicable to this Note, the "weekly ceiling" specified in such Chapter 303 is the applicable ceiling; provided that, if any applicable law permits greater interest, the law permitting the greatest interest shall apply.

The first Repayment Date (as defined in the Credit Agreement) for this Note shall be the 30th day of November 1999. On or before such Repayment Date and on or before each Repayment Date thereafter, a regular monthly installment on this Note shall be due and payable in accordance with Section 2.5 of the Credit Agreement. These monthly installments shall continue regularly until the Loan Termination Date (as defined in the Credit Agreement), on which such date the unpaid principal balance of this Note shall be due and payable in full.

On or before each Repayment Date, Borrower may make a prepayment of principal on this Note. Such prepayment shall be without premium or penalty and shall be applied in accordance with Section 2.3 of the Credit Agreement.

In no event shall the aggregate of the interest on this Note, plus any other amounts paid in connection with the loan evidenced by this Note which would under Applicable Law be deemed "interest," ever exceed the maximum amount of interest which, under Applicable Law, could be lawfully charged on this Note. Lender and Borrower specifically intend and agree to limit contractually the interest payable on this Note to not more than an amount determined at the Maximum Rate. Therefore, none of the terms of this Note or any other instruments pertaining to or securing this Note shall ever be construed to create a contract to pay interest at a rate in excess of the Maximum Rate, and neither Borrower nor any other party liable herefor shall ever be liable for interest in excess of that determined at the Maximum Rate, and the provisions of this paragraph shall control over all provisions of this Note or of any other instruments pertaining to or securing this Note. If any amount of interest taken or received by Lender shall be in excess of the maximum amount of interest which, under Applicable Law, could lawfully have been collected on this Note, then the excess shall be deemed to have been the result of a mathematical error by the parties hereto and shall be refunded promptly to Borrower. All amounts paid or agreed to be paid in connection with the indebtedness evidenced by this Note which would under Applicable Law be deemed "interest" shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full term of this Note.

This Note is secured by the Security Documents (as defined in the Credit Agreement), including those executed simultaneously herewith, those executed heretofore and those hereafter executed.

This Note is the Advancing Note issued pursuant to the Credit Agreement. Reference is hereby made to the Credit Agreement for a statement of the rights and obligations of the holder of this Note and the duties and obligations of
Borrower in relation thereto.   Each advance and each payment made pursuant to
this Note shall be reflected by notations made by Lender on its records and the aggregate unpaid amounts reflected by the notations on the records of Lender shall be deemed rebuttably presumptive evidence of the principal amount and accrued, unpaid interest owing under this Note.

In the event of default in the payment when due of any of the principal of or any interest on this Note, or in the event of default under the terms of the Credit Agreement or any of the Security Documents, or if any event occurs or condition exists which authorizes the acceleration of the maturity of this Note under any agreement made by Borrower, Lender (or other holder of this Note) may, at its option, without presentment or demand or any notice to Borrower or any other person liable herefor, declare the unpaid principal balance of and accrued interest on this Note to be immediately due and payable.

If this Note is collected by suit or through the Bankruptcy Court, or any judicial proceeding, or if this Note is not paid at maturity, however such maturity may be brought about, and is placed in the hands of an attorney for collection, then Borrower agrees to pay Lender's expenses, including, without limitation, reasonable attorneys' fees.

Borrower and all sureties, endorsers and guarantors of this Note waive demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity, and all other notices, filing of suit and diligence in collecting this Note or enforcing any of the security herefor, and agree to any substitution, exchange or release of any such security or the release of any party primarily or secondarily liable hereon and further agrees that it will not be necessary for Lender, in order to enforce payment of this Note by them, to first institute suit or exhaust its remedies against any Borrower or others liable herefor, or to enforce its rights against any security herefor, and consent to any one or more extensions or postponements of time of payment of this Note on any terms or any other indulgences with respect hereto, without notice thereof to any of them. Lender may transfer this Note in compliance with applicable provisions of the Credit Agreement, and the rights and privileges of Lender under this Note shall, following any such transfer, inure to the benefit of Lender's successors or assigns.

For purposes of this Note, each of the following terms shall have the meaning given to such term below in this paragraph:


"Applicable Law" means that law in effect from time to time and applicable to this Note which lawfully permits the charging and collection of the highest permissible lawful, non-usurious rate of interest on this Note.

"Business Day" shall mean any day on which banks are open for general banking business in the State of Texas, other than a Saturday, a Sunday, a legal holiday or any other day on which banks in the State of Texas are required or authorized by law or executive order to close.

"Index Rate" means, at any time, the prime rate published in The Wall Street Journal's "Money Rates" or similar table; provided that if multiple prime rates are quoted in such table, then the highest such prime rate will be the Index Rate and, in the event that the prime rate is no longer published by The Wall Street Journal's "Money Rates" or similar table, then Lender may select an alternative published index based upon comparable information as a substitute Index Rate and upon the selection of such a substitute Index Rate, the applicable interest rate shall thereafter vary in relation to the substitute index; provided further that such substitute Index Rate shall be the same Index Rate that is generally used as a substitute by Lender on all loans made by Lender and bearing interest on the basis of an Index Rate.

"Interest Rate" means, for each calendar month through the Loan
Termination Date an annual rate of the Index Rate plus percent (2.0%) determined on the first Business Day of such calendar month and otherwise calculated in accordance with applicable provisions of the Credit Agreement.

"Maximum Rate" means the maximum rate of non-usurious interest permitted from day to day by Applicable Law.

Executed and effective as of this 9th day of September 1999.

MALLON RESOURCES CORPORATION


By:

Kevin M. Fitzgerald
Executive Vice President

MALLON OIL COMPANY


By:

Kevin M. Fitzgerald
President